UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 23, 2014

SWK HOLDINGS CORPORATION

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-27163	77-0435679
(Commission File Number)	(IRS Employer Identification No.)
15770 Dallas Parkway, Suite 1290, Dallas, TX	75248
(Address of Principal Executive Offices)	(Zip Code)

(972) 687-7250

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 23, 2014, SWK Funding LLC ("SWK Funding"), a wholly-owned subsidiary of SWK Holdings Corporation (the "Company") entered into a Credit Agreement pursuant to which the lenders party thereto provided to Parnell Pharmaceuticals Holdings Pty Ltd, a leading global veterinary pharmaceutical business incorporated under the laws of Australia (“Australian Borrower”), and Parnell, Inc., a Delaware corporation and wholly-owned subsidiary of Australian Borrower (“U.S. Borrower”, and together with Australian Borrower, each individually, a “Borrower”, and collectively, the “Borrowers”), a term loan in the principal amount of $25,000,000 (the "Loan").  SWK Funding serves as the Agent, Sole Lead Arranger and Sole Bookrunner under the Credit Agreement. The Loan matures on January 23, 2021.

SWK Funding provided $10,000,000 ("SWK Funding Commitment") and clients of SWK Advisors, LLC ("SWK Advisors"), a wholly-owned subsidiary of the Company, provided the remaining $15,000,000 of the Loan.

Under the terms of the Credit Agreement, the Borrowers are obligated to make payments calculated on quarterly net sales and royalties of the Borrowers until such time as the lenders receive a 2.0x cash on cash return. The revenue based payment is subject to certain quarterly and annual caps. The total amount payable is subject to adjustment under certain events including qualified partial payments, a change of control or full prepayment of the loan. The revenue based payment is made quarterly. All amounts applied under the revenue based payment will be made to each lender according to its pro-rata share of the Loan.

Pursuant to the terms of the Credit Agreement, the Borrowers granted the lenders a first priority security interest in substantially all of the Borrower's assets. The Credit Agreement contains certain affirmative and negative covenants. The Borrower’s U.S., U.K., Australian, New Zealand subsidiaries have guaranteed the Borrowers' obligations under the Credit Agreement. The obligations under the Credit Agreement to repay the Loan may be accelerated upon the occurrence of an event of default under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SWK HOLDINGS CORPORATION

By:	/s/ J. BRETT POPE
J. Brett Pope
Chief Executive Officer

Date: January 28, 2014

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